Section 2: EX-99.1 (EXHIBIT 99.1)
Exhibit 99.1

Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Robert Wahlman, CFO 610-743-8074

CUSTOMERS BANCORP REPORTS
RECORD Q1 2017 NET INCOME

●	Q1 2017 Net Income to Common Shareholders of $22.1 million Up 31.0% Over Q1 2016
●	Q1 2017 Diluted Earnings Per Common Share of $0.67 Up 15.5% from Q1 2016
●	Q1 2017 Net Income to Common Shareholders from Continuing Operations was $23.3 million Up 29.3% Over Q1 2016
●	Q1 2017 Diluted Earnings Per Common Share from Continuing Operations was $0.71 for Q1 2017 Up 14.5% from Q1 2016
●	Q1 2017 Return on Average Assets of 1.09%
●	Q1 2017 Return on Average Common Equity of 13.80%
●	Book Value Per Common Share of $21.62 Up 12.5% from Q1 2016
●	Q1 2017 Total Loans Up 5.1% to $8.3 billion, and Total Deposits Up 7.9% to $6.6 billion, from Q1 2016
●	Q1 2017 Efficiency Ratio from Continuing Operations was 43.3% Compared to Q1 2016 Efficiency Ratio from Continuing Operations of 50.7%
●	BankMobile Classified as Held for Sale and Reported as Discontinued Operations in Financial Reports

Wyomissing, PA-April 26, 2017 - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively “Customers”), reported net income to common shareholders of $22.1 million for the first quarter of 2017 ("Q1 2017") compared to net income to common shareholders of $16.9 million for the first quarter of 2016 ("Q1 2016"), an increase of $5.2 million, or 31.0%. Fully diluted earnings per share for Q1 2017 was $0.67 compared to $0.58 fully diluted earnings per share for Q1 2016, an increase of $0.09, or 15.5%. Average fully diluted shares for the first quarter of 2017 were 32.8 million compared to average fully diluted shares for the first quarter of 2016 of 29.3 million. Net income to common shareholders from continuing operations after preferred stock dividends was $23.3 million for Q1 2017 and $18.0 million for Q1 2016, an increase of 29.3%. Fully diluted earnings per common share from continuing operations after preferred stock dividends was $0.71 for Q1 2017 and $0.62 for Q1 2016, an increase of 14.5%.

"Customers is pleased to report record earnings for first quarter 2017 with net income to common shareholders of $22.1 million even though our average mortgage warehouse loan balances declined $665 million from Q4 2016 due to the seasonal decline in commercial loans to mortgage companies while we maintained Customers Bank under $10 billion," stated Jay Sidhu, Chairman and CEO of Customers. "Customers has restrained its loan growth, allowing loan balances to increase only $405 million over the past twelve months. Intentionally limiting our asset growth in recognition of the adverse affect growth over $10 billion may have on our BankMobile business has limited Customers' growth in profitability and is the primary driver of our efforts to divest the BankMobile business. We are excited about the prospects for 2017 and future years and are expecting another record year of net income to common shareholders in 2017," Mr. Sidhu concluded.
Other financial and business highlights for Q1 2017 compared to Q1 2016 include:

•	Customers achieved a return on average assets of 1.09% in Q1 2017 compared to 0.87% in Q1 2016, and achieved a return on average common equity of 13.80% in Q1 2017 compared to 13.23% in Q1 2016.

•
Total loans outstanding from continuing operations, including commercial loans held for sale, increased $0.4 billion, or 5.1%, to $8.3 billion as of March 31, 2017 compared to total loans of $7.9 billion as of March 31, 2016. Commercial and industrial loans increased $223 million to $1.3 billion, multi-family loans increased $201 million to $3.4 billion, commercial non-owner-occupied real estate loans increased $179 million to $1.2 billion, consumer loans increased $84 million to $0.5 billion, and commercial loans to mortgage companies decreased $249 million to $1.7 billion.

•
Total deposits from continuing operations increased by $485 million, or 7.9%, to $6.6 billion as of March 31, 2017 compared to total deposits of $6.1 billion as of March 31, 2016. Non-interest demand deposit accounts increased $62 million to $507 million, interest bearing demand deposit accounts increased $184 million to $318 million, money market demand accounts increased $47 million to $3.2 billion, and certificates of deposit increased $191 million to $2.6 billion from continuing operations. BankMobile deposits held for sale increased $372 million to $708 million as of March 31, 2017.

•
Q1 2017 net interest income from continuing operations of $62.4 million increased $4.8 million, or 8.3%, from comparable net interest income for Q1 2016 as average interest earning assets from continuing operations increased $1.2 billion offset in part by a net interest margin decrease of 15 basis points to 273 basis points for Q1 2017. The decrease in net interest margin largely results from a 15 basis point increase in the cost of deposits and borrowings combined with the dilutive effect on asset yields of increasing the investment securities portfolio by $461 million at a lower yield than that of the loan portfolio.

•
Customers’ Q1 2017 provision for loan losses from continuing operations totaled $3.1 million compared to a provision expense of $2.0 million in Q1 2016. The Q1 2017 provision expense included $0.5 million for new loan growth and $2.5 million for specifically identified loans. There were no significant changes in Customers' methodology for estimating the allowance for loan and lease losses in Q1 2017.

•	Non-interest income from continuing operations, excluding a $1.7 million impairment charge on Religare Enterprises equity securities, increased $1.9 million in Q1 2017 to $7.1 million, a 35.4%

increase. Gains on sale of loans increased by $0.7 million as a result of increased Small Business Administration ("SBA") loan sales and the sale of approximately $95 million of multi-family loans. A positive mark-to-market on certain derivatives also impacted the increase in non-interest income.

•
Non-interest expenses totaling $30.1 million from continuing operations decreased $1.7 million from Q1 2016, or 5.4%. Salaries and employee benefits decreased $0.2 million, FDIC assessments and non-income taxes and regulatory fees decreased $2.2 million, and other expenses decreased $1.0 million partially offset by increases in technology and bank operations of $0.9 million and professional services of $0.7 million. The decrease in overall non-interest expenses is attributable to management efforts focused on controlling expenses.

•
Q1 2017 income tax expense of $7.7 million on pre-tax income of $34.7 million represents an effective tax rate of 22.3% compared to Q1 2016 income tax expense of $9.7 million on pre-tax income of $29.0 million and an effective tax rate of 33.5%. Q1 2017 income tax expense includes a benefit of $2.6 million for the tax effect of the increase in value since the award date for restricted stock units vesting and the exercise of stock options and a $3.5 million benefit for the development of tax strategies that allow for the recognition of the tax benefit from losses recorded for impairment charges on Religare Enterprises equity securities.

•
BankMobile, presented as discontinued operations in the financial statements as Customers has stated its intent to sell the business, reported non-interest income of $17.3 million and operating expenses of $19.2 million, a net loss of approximately $1.2 million for Q1 2017. Including interest income attributable to the deposits generated by the business, BankMobile would have generated a profit for Q1 2017.

•	The Q1 2017 efficiency ratio from continuing operations was 43.3%, compared to the Q1 2016 efficiency ratio from continuing operations of approximately 50.7%.

•	The book value per common share continued to increase, reaching $21.62 per share at March 31, 2017 compared to $19.22 per share at March 31, 2016, an increase of 12.5%.

•	Based on Customers Bancorp, Inc.'s March 31, 2017 stock price of $31.53, Customers was trading at approximately 1.5 times tangible book value per common share.

Q1 2017 compared to Q4 2016:

Customers’ Q1 2017 net income to common shareholders increased $5.9 million, or 36.5%, to $22.1 million from net income to common shareholders of $16.2 million for the fourth quarter of 2016 ("Q4 2016"). The $5.9 million increase in Q1 2017 net income compared to Q4 2016 net income resulted primarily from an increase in non-interest income of $4.5 million to $5.4 million, a decrease in operating expenses of $0.4 million to $30.1 million, a $3.7 million decrease in income tax expense to $7.7 million, and a decreased net loss from discontinued operations held for sale of $2.3 million, partially offset by a decrease in net interest income of $1.7 million to $62.4 million, and an increase in provision expense of $3.3 million. Examining these quarter-over-quarter changes further:

•
The $1.7 million decrease in net interest income from continuing operations in Q1 2017 was largely attributable to a decrease in average loan balances of approximately $0.3 billion and an 11 basis point decrease in net interest margin as Customers increased its holdings of investment securities while the higher margin mortgage warehouse loan portfolio declined.

•
The $3.3 million increase in provision for loan losses from continuing operations in Q1 2017 compared to Q4 2016 resulted primarily from recoveries on previously charged-off loans in Q4 2016 and cash payments received on purchased credit-impaired loans in Q4 2016 that exceeded the amounts collected in Q1 2017. There was no significant change in the provision for loan loss methodology in Q1 2017.

•
The $4.5 million increase in non-interest income from continuing operations in Q1 2017 compared to Q4 2016 resulted primarily from the impairment charge of $7.3 million in Q4 2016 compared to a Q1 2017 impairment charge of $1.7 million.

•
The $0.4 million decrease in non-interest expenses from continuing operations in Q1 2017 compared to Q4 2016 resulted primarily from decreases in expenses for salaries, professional services, occupancy, and other expenses offset, in part, by an increase in technology and communications costs and reflects Customers' slower growth.

•
The $3.7 million decrease in income tax expense in Q1 2017 compared to Q4 2016 was primarily attributable to the $3.5 million tax benefit recognized in Q1 2017 as a result of the development of tax strategies that allow for the recognition of the tax benefit from losses recorded for impairment charges on Religare Enterprises equity securities.

•
BankMobile's net GAAP accounting loss decreased by $2.3 million to $1.2 million in Q1 2017 compared to Q4 2016 as a result of the high level of student loan disbursements in January 2017 and the related higher student spending generating interchange income in Q1 2017. It is noted that BankMobile as a business segment was profitable in Q1 2017 after an allocation of $4.3 million of interest income to BankMobile for the use of low/no cost deposits generated by the BankMobile business.

The following table presents a summary of key earnings and performance metrics for the quarter ended March 31, 2017 and the preceding four quarters, respectively:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
	Q1	Q4	Q3	Q2	Q1
	2017	2016	2016	2016	2016

Net income available to common shareholders	$22,132	$16,213	$18,655	$17,421	$16,898
Basic earnings per common share ("EPS")	$0.73	$0.56	$0.68	$0.64	$0.63
Diluted EPS	$0.67	$0.51	$0.63	$0.59	$0.58
Average common shares outstanding - basic	30,407,060	28,978,115	27,367,551	27,080,676	26,945,062
Average common shares outstanding - diluted	32,789,160	31,581,811	29,697,207	29,504,329	29,271,255
Shares outstanding period end	30,636,327	30,289,917	27,544,217	27,286,833	27,037,005
Return on average assets	1.09%	0.84%	0.89%	0.85%	0.87%
Return on average common equity	13.80%	10.45%	13.21%	13.07%	13.23%
Return on average assets - pre-tax and pre-provision (1)	1.51%	1.25%	1.51%	1.44%	1.40%
Return on average common equity - pre-tax and pre-provision (2)	20.07%	16.58%	23.59%	23.38%	21.87%
Net interest margin, tax equivalent	2.73%	2.84%	2.83%	2.83%	2.88%
Efficiency ratio	56.82%	57.70%	61.06%	53.47%	53.74%
Non-performing loans (NPLs) to total loans (including held-for-sale loans)	0.33%	0.22%	0.16%	0.17%	0.20%
Reserves to non-performing loans	149.85%	215.31%	287.88%	268.98%	242.10%
Net charge-offs (recoveries)	$482	$770	$288	$1,060	$(455)
Tier 1 capital to average assets (leverage ratio)	9.04%	9.07%	8.18%	7.14%	7.15%
Common equity Tier 1 capital to risk-weighted assets (3)	8.51%	8.49%	7.12%	6.82%	7.20%
Tier 1 capital to risk-weighted assets (3)	11.35%	11.41%	9.90%	8.56%	8.31%
Total capital to risk-weighted assets (3)	12.99%	13.05%	11.63%	10.42%	10.29%
Tangible common equity to average tangible assets (4)	6.72%	6.66%	5.89%	5.71%	6.17%
Book value per common share	$21.62	$21.08	$20.78	$19.98	$19.22
Tangible book value per common share (period end) (5)	$21.04	$20.49	$20.16	$19.35	$19.08
Period end stock price	$31.53	$35.82	$25.16	$25.13	$23.63

(1) Non-GAAP measure calculated as GAAP net income, plus provision for loan losses and income tax expense divided by average total assets.
(2) Non-GAAP measure calculated as GAAP net income available to common shareholders, plus provision for loan losses and income tax expense divided by average common equity.
(3) Risk based regulatory capital ratios are estimated for Q1 2017.
(4) Non-GAAP measure calculated as GAAP total shareholders' equity less preferred stock and goodwill and other intangibles divided by total average assets less average goodwill and other intangibles.
(5) Non-GAAP measure calculated as GAAP total shareholders' equity less preferred stock and goodwill and other intangibles divided by common shares outstanding at period end.

Capital
Customers recognizes the importance of not only being well capitalized in the current regulatory environment but to have adequate capital buffers to absorb any unexpected shocks. "Our capital ratios improved significantly during 2016 due to continued strong earnings, planned slow down in loan growth, and successful preferred and common stock offerings during the year," stated Mr. Sidhu. "We are targeting a Tier I capital ratio of 9.0% or higher and a total risk-based capital ratio of around 13.0% as we get ready to cross the $10 billion mark," Mr. Sidhu continued. At March 31, 2017, Customers is preliminarily calculating its Tier 1 leverage ratio at 9.04% and its total risk-based capital ratio at 12.99%. "We expect to maintain compliance with the targeted capital levels in 2017 and future years," concluded Mr. Sidhu.
BankMobile
The BankMobile division serviced about 1.7 million checking accounts, including over 1.2 million active deposit accounts, as of March 31, 2017. The combined businesses also have the potential to add in excess of 400,000 new student accounts annually. Since the acquisition of the Disbursements business, BankMobile has added over 280,000 new accounts and converted over 374,000 accounts at the student account holder's election from a prior business partner of Higher One. During Q1 2017, Customers announced it had entered into an agreement to sell the BankMobile segment to allow Customers Bank to grow without the constraints on the Bank's activities imposed by the Durbin Amendment and benefit Customers' shareholders.
Managing Commercial Real Estate Concentration Risks and Providing High Net Worth Families Loans for Their Multi-Family Holdings
Customers' loans collateralized by multi-family properties were approximately 41.5% of Customers' total loan portfolio and approximately 337% of total risk-based capital at March 31, 2017. Recognizing the risks that accompany certain elements of commercial real estate ("CRE") lending, Customers has as part of its core strategies studiously sought to limit its risks and has concluded that it has appropriate risk management systems in place to manage this portfolio. Customers' total real estate construction and development exposure, arguably the riskiest area of CRE, was about $60 million at March 31, 2017.
Customers' multifamily exposures are focused principally on loans to high net worth families collateralized by multi-family properties that are of modest size and subject to what Customers believes are conservative underwriting standards. Customers believes it has a strong risk management process to manage the portfolio risks prospectively and that this portfolio will perform well even under a stressed scenario. Following are some unique characteristics of Customers' multi-family loan portfolio:

•	Principally concentrated in New York City and principally to high net worth families;

•	Average loan size is $6.7 million;

•	Median annual debt service coverage ratio is 139%;

•	Median loan-to-value is 68.45%;

•	All loans are individually stressed with an increase of 1% and 2% to the cap rate and an increase of 1.5% and 3% in loan interest rates;

•	All properties are inspected prior to a loan being granted and monitored thereafter on an annual basis by dedicated portfolio managers; and

•	Credit approval process is independent of customer sales and portfolio management process.
Customers' total CRE loan exposures subject to regulatory concentration guidelines include construction loans of $60 million, multi-family loans of $3.4 billion, and non-owner occupied commercial real estate loans of $1.1 billion, which represent 454% of total risk-based capital on a combined basis.
Asset Quality and Interest Rate Risk
Risk management is a critical component of how Customers creates long-term shareholder value and Customers believes that two of the most important risks of banking to be understood and managed in an uncertain economy are asset quality and interest rate risk.
Customers believes that asset quality risks must be diligently addressed during good economic times with prudent underwriting standards so that when the economy deteriorates the bank's capital is sufficient to absorb all losses without threatening its ability to operate and serve its community and other constituents. "Customers adopted prudent underwriting standards in 2010 when the current management team assumed responsibility for building the Bank and has not compromised those standards," stated Mr. Sidhu. "Customers' non-performing loans at March 31, 2017 were only 0.33% of total loans, compared to our peer group non-performing loans of approximately 0.89% of total loans, and industry average non-performing loans of 1.55% of total loans. Our expectation is superior asset quality performance in good times and in difficult years," said Mr. Sidhu. "The recent uptick in non-performing loans reflects a handful of commercial borrowers experiencing challenges with their business models, we believe that we have set aside sufficient loss reserves for this recent uptick, and we expect the level of non-performing loans to stabilize in the near future," Mr Sidhu commented.
Interest rate risk is another critical element for banks to manage. A significant shift in interest rates can have a devastating effect on a bank's profitability for multiple years. Banks can position their assets and liabilities to speculate on future interest rate changes with the hope of gaining earnings by guessing the next movement in interest rates. "Customers' objective is to manage the estimated effect of future interest rate changes, up or down, to a neutral effect on net interest income, so not speculating on whether interest rates go up or down. At March 31, 2017, we were slightly asset sensitive, hoping to benefit somewhat from the anticipated higher short term rates," said Mr. Sidhu. "This allows our team members to focus on generating earnings from the business of banking, aggregating deposits and making loans to customers in the communities we serve," concluded Mr. Sidhu.
Diversified Loan Portfolio
Customers is a Business Bank that principally focuses on private banking for loan and deposit services, covering four lending activities; commercial and industrial loans to privately held businesses, multi-family loans principally to high net worth families, selected commercial real estate loans, and commercial loans and banking services to privately held mortgage companies. Commercial and industrial loans, including owner-occupied commercial real estate loans, and commercial loans to mortgage companies, were approximately $3.1 billion at March 31, 2017. Multi-family loans, or loans to high net worth families, were approximately $3.4 billion at March 31, 2017. Non-owner occupied commercial real estate loans were approximately $1.2 billion at March 31, 2017. Consumer and residential mortgage loans make up only about 6% of the loan portfolio.
Investment in Religare Enterprises Limited
In 2013, Customers invested approximately $23.0 million to acquire 4.1 million common shares of Religare Enterprises Limited ("Religare"), a company headquartered near New Delhi, India, pursuant to a strategy to develop strong U.S. and India correspondent banking relationships subsequent to Religare applying for a license to provide banking services in India. As Religare's founders have been experiencing regulatory issues and have been unable to obtain a banking license after three years, and current prospects for obtaining such a license are remote, Customers' Board of Directors has decided to completely exit its investment in Religare common stock in 2017. As a result of this decision, and in accordance with generally accepted accounting principles, Customers has reduced its recorded investment in Religare common stock to the current market value and recognized an impairment charge of $1.7 million in Q1 2017 and $7.3 million in Q4 2016. Customers continues to study its alternatives on how to exit the investment in an orderly fashion.

Conference Call
Date:            Wednesday, April 26, 2017
Time:            5:00 PM ET
US Dial-in:        888-632-5004
International Dial-in:    913-312-2359
Participant Code:    184238

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Slides accompanying the presentation will be available on the Company's website at http://customersbank.com/investor_relations.php prior to the call. A playback of the call will be available beginning April 26, 2017 at 8:00 pm ET until 8:00 pm ET on May 26, 2017. To listen, call within the United States (888) 203-1112 or 719-457-0820 when calling internationally. Please use the replay pin number 5033971.

Institutional Background
Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related business through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $9.9 billion that was named by Forbes magazine as the 35th Best Bank in America (there are over 6,200 banks in the United States). A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, Massachusetts, New Hampshire and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers. BankMobile is a division of Customers Bank, offering state of the art high tech digital banking services with a high level of personal customer service.
Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company’s website, www.customersbank.com.

“Safe Harbor” Statement
In addition to historical information, this press release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. In addition, important factors relating to the acquisition of the Disbursements business, the combination of Customers’ BankMobile business with the acquired Disbursements business, the implementation of Customers Bancorp, Inc.'s strategy regarding BankMobile, the possibility of events, changes or other circumstances occurring or existing that could result in the previously-announced sale of BankMobile not closing or a material delay occurring in the timing of its closing, the possibility that the sale of BankMobile may be more expensive to complete than anticipated, the possibility that the expected benefits of the transaction may not be achieved and the possibility of Customers incurring liabilities relating to the proposed transaction, also could cause Customers Bancorp's actual results to differ from those in the forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2016, subsequently filed quarterly reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K filing, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	Q1	Q4	Q1
	2017	2016	2016
Interest income:
Loans receivable, including fees	$61,461	$59,502	$54,472
Loans held for sale	13,946	19,198	14,106
Investment securities	5,887	3,418	3,709
Other	1,800	1,491	1,111
Total interest income	83,094	83,609	73,398

Interest expense:
Deposits	14,317	13,897	10,208
Other borrowings	1,608	1,571	1,606
FHLB advances	3,060	2,322	2,268
Subordinated debt	1,685	1,685	1,685
Total interest expense	20,670	19,475	15,767
Net interest income	62,424	64,134	57,631
Provision for loan losses	3,050	(261)	1,980
Net interest income after provision for loan losses	59,374	64,395	55,651

Non-interest income:
Mortgage warehouse transactional fees	2,221	2,845	2,548
Bank-owned life insurance	1,367	1,106	1,123
Gain on sale of loans	1,328	1,549	644
Deposit fees	324	307	254
Interchange and card revenue	203	156	144
Mortgage loans and banking income	155	232	165
Gain on sale of investment securities	—	—	26
Impairment loss on investment securities	(1,703)	(7,262)	—
Other	1,532	1,988	363
Total non-interest income	5,427	921	5,267

Non-interest expense:
Salaries and employee benefits	16,163	17,362	16,397
Technology, communication and bank operations	3,319	1,300	2,385
Professional services	2,993	3,204	2,321
Occupancy	2,586	2,942	2,238
FDIC assessments, taxes, and regulatory fees	1,632	1,803	3,841
Loan workout	521	566	418
Advertising and promotion	180	94	142
Other real estate owned (income) expense	(55)	290	287
Other	2,808	2,948	3,842
Total non-interest expense	30,147	30,509	31,871
Income from continuing operations before income tax expense	34,654	34,807	29,047
Income tax expense	7,730	11,470	9,739
Net income from continuing operations	26,924	23,337	19,308

Loss from discontinued operations	(1,898)	(5,659)	(1,812)
Income tax benefit from discontinued operations	(721)	(2,150)	(688)
Net loss from discontinued operations	(1,177)	(3,509)	(1,124)
Net income	25,747	19,828	18,184
Preferred stock dividends	3,615	3,615	1,286
Net income available to common shareholders	$22,132	$16,213	$16,898

Basic earnings per common share from continuing operations	$0.77	$0.68	$0.67
Basic earnings per common share	$0.73	$0.56	$0.63
Diluted earnings per common share from continuing operations	$0.71	$0.62	$0.62
Diluted earnings per common share	$0.67	$0.51	$0.58

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	March 31,	December 31,	March 31,
	2017	2016	2016
ASSETS
Cash and due from banks	$5,004	$17,485	$63,849
Interest-earning deposits	152,126	227,224	198,789
Cash and cash equivalents	157,130	244,709	262,638
Investment securities available for sale, at fair value	1,017,300	493,474	556,165
Loans held for sale	1,684,548	2,117,510	1,969,280
Loans receivable	6,596,747	6,142,390	5,906,841
Allowance for loan losses	(39,883)	(37,315)	(37,605)
Total loans receivable, net of allowance for loan losses	6,556,864	6,105,075	5,869,236
FHLB, Federal Reserve Bank, and other restricted stock	85,218	68,408	92,269
Accrued interest receivable	25,603	23,690	21,206
Bank premises and equipment, net	11,830	12,259	12,031
Bank-owned life insurance	213,005	161,494	158,339
Other real estate owned	2,738	3,108	5,106
Goodwill and other intangibles	3,636	3,639	3,648
Assets held for sale	72,915	79,271	2,661
Other assets	75,849	70,099	86,303
Total assets	$9,906,636	$9,382,736	$9,038,882

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$507,278	$512,664	$445,298
Interest-bearing deposits	6,119,783	6,334,316	5,696,582
Total deposits	6,627,061	6,846,980	6,141,880
Non-interest bearing deposits held for sale	702,410	453,394	334,270
Federal funds purchased	215,000	83,000	80,000
FHLB advances	1,206,550	868,800	1,633,700
Other borrowings	87,289	87,123	86,624
Subordinated debt	108,807	108,783	108,709
Other liabilities held for sale	36,382	31,403	2,501
Accrued interest payable and other liabilities	43,320	47,381	51,949
Total liabilities	9,026,819	8,526,864	8,439,633

Preferred stock	217,471	217,471	79,677
Common stock	31,167	30,820	27,567
Additional paid in capital	428,454	427,008	364,162
Retained earnings	215,830	193,698	141,409
Accumulated other comprehensive loss	(4,872)	(4,892)	(5,333)
Treasury stock, at cost	(8,233)	(8,233)	(8,233)
Total shareholders' equity	879,817	855,872	599,249
Total liabilities & shareholders' equity	$9,906,636	$9,382,736	$9,038,882

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Three months ended
	March 31,		December 31,		March 31,
	2017		2016		2016
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$498,364	0.79%	$265,432	0.56%	$184,368	0.53%
Investment securities	829,730	2.88%	515,549	2.65%	562,459	2.64%
Loans held for sale	1,426,701	3.96%	2,121,899	3.60%	1,563,399	3.63%
Loans receivable	6,427,682	3.88%	6,037,739	3.92%	5,678,872	3.86%
Other interest-earning assets	75,980	4.41%	66,587	6.68%	80,135	4.34%
Total interest earning assets	9,258,457	3.63%	9,007,206	3.69%	8,069,233	3.66%
Non-interest earning assets	271,606		256,620		292,336
Assets held for sale	77,478		75,332		2,664
Total assets	$9,607,541		$9,339,158		$8,364,233

Liabilities
Total interest bearing deposits (1)	$6,213,186	0.93%	$6,382,010	0.87%	$5,473,796	0.75%
Borrowings	1,130,490	2.28%	919,462	2.42%	1,480,828	1.51%
Total interest bearing liabilities	7,343,676	1.14%	7,301,472	1.06%	6,954,624	0.91%
Non-interest bearing deposits (1)	524,211		546,827		428,925
Non-interest bearing deposits held for sale (1)	790,983		544,900		348,648
Total deposits & borrowings	8,658,870	0.97%	8,393,199	0.92%	7,732,197	0.82%
Other non-interest bearing liabilities	50,351		81,136		43,620
Liabilities held for sale	30,326		30,343		2,407
Total liabilities	8,739,547		8,504,678		7,778,224
Shareholders' equity	867,994		834,480		586,009
Total liabilities and shareholders' equity	$9,607,541		$9,339,158		$8,364,233

Net interest margin		2.73%		2.83%		2.87%
Net interest margin tax equivalent		2.73%		2.84%		2.88%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.77%, 0.74% and 0.66% for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN COMPOSITION (UNAUDITED)
(Dollars in thousands)
	March 31,	December 31,	March 31,
	2017	2016	2016

Commercial:
Multi-family	$3,438,482	$3,214,999	$3,237,855
Mortgage warehouse	1,739,377	2,171,763	1,988,657
Commercial & industrial (1)	1,335,170	1,315,905	1,112,290
Commercial real estate- non-owner occupied	1,230,738	1,193,715	1,052,162
Construction	74,956	64,789	103,061
Total commercial loans	7,818,723	7,961,171	7,494,025

Consumer:
Residential	363,584	194,197	268,075
Manufactured housing	99,182	101,730	110,830
Other consumer	2,640	2,726	3,000
Total consumer loans	465,406	298,653	381,905
Deferred (fees)/costs and unamortized (discounts)/premiums, net	(2,834)	76	191
Total loans	$8,281,295	$8,259,900	$7,876,121

(1) Commercial & industrial loans, including owner occupied commercial real estate loans.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION (UNAUDITED)
(Dollars in thousands)
	March 31,	December 31,	March 31,
	2017	2016	2016

Demand, non-interest bearing	$507,278	$512,664	$445,298
Demand, interest bearing	317,638	339,398	133,539
Savings	39,560	40,814	38,843
Money market	3,201,116	3,122,342	3,153,871
Time deposits	2,561,469	2,831,762	2,370,329
Total deposits	$6,627,061	$6,846,980	$6,141,880

BankMobile non-interest bearing deposits included in liabilities held for sale, and excluded from the table above, were $702 million, $453 million and $334 million, respectively, as of March 31, 2017, December 31, 2016 and March 31, 2016. BankMobile interest bearing deposits included in liabilities held for sale were $6 million, $3 million and $2 million, respectively, as of March 31, 2017, December 31, 2016 and March 31, 2016.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of March 31, 2017					As of December 31, 2016					As of March 31, 2016
	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs
Loan Type
Originated Loans
Multi-Family	$3,435,109	$—	$12,283	—%	—%	$3,211,516	$—	$11,602	—%	—%	$3,204,625	$—	$12,135	—%	—%
Commercial & Industrial (1)	1,294,031	19,819	14,678	1.53%	74.06%	1,271,237	10,185	12,560	0.80%	123.32%	1,044,325	6,838	10,058	0.65%	147.09%
Commercial Real Estate- Non-Owner Occupied	1,197,729	—	4,681	—%	—%	1,158,531	—	4,569	—%	—%	1,003,667	271	4,073	0.03%	1,502.95%
Residential	113,043	381	2,197	0.34%	576.64%	114,510	341	2,270	0.30%	665.69%	115,532	32	2,082	0.03%	6,506.25%
Construction	74,955	—	885	—%	—%	64,789	—	772	—%	—%	102,827	—	1,264	—%	—%
Other consumer	169	—	9	—%	—%	190	—	12	—%	—%	126	—	7	—%	—%
Total Originated Loans	6,115,036	20,200	34,733	0.33%	171.95%	5,820,773	10,526	31,785	0.18%	301.97%	5,471,102	7,141	29,619	0.13%	414.77%
Loans Acquired
Bank Acquisitions	161,200	4,893	4,866	3.04%	99.45%	167,946	5,030	5,244	3.00%	104.25%	202,080	6,616	7,518	3.27%	113.63%
Loan Purchases	323,345	2,066	1,098	0.64%	53.15%	153,595	2,236	1,279	1.46%	57.20%	233,468	2,357	1,875	1.01%	79.55%
Total Acquired Loans	484,545	6,959	5,964	1.44%	85.70%	321,541	7,266	6,523	2.26%	89.77%	435,548	8,973	9,393	2.06%	104.68%
Deferred costs and unamortized premiums, net	(2,834)	—	—	—%	—%	76	—	—	—%	—%	191	—	—	—%	—%
Total Loans Held for Investment	6,596,747	27,159	40,697	0.41%	149.85%	6,142,390	17,792	38,308	0.29%	215.31%	5,906,841	16,114	39,012	0.27%	242.10%
Total Loans Held for Sale	1,684,548	—	—	—%	—%	2,117,510	—	—	—%	—%	1,969,280	—	—	—%	—%
Total Portfolio	$8,281,295	$27,159	$40,697	0.33%	149.85%	$8,259,900	$17,792	$38,308	0.22%	215.31%	$7,876,121	$16,114	$39,012	0.20%	242.10%

(1) Commercial & industrial loans, including owner occupied commercial real estate.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	For the Quarter Ended
	Q1	Q4	Q1
	2017	2016	2016
Originated Loans
Commercial & Industrial (1)	$(45)	$2,046	$—
Residential	31	—	—
Other consumer	—	—	3
Total Net Charge-offs (Recoveries) from Originated Loans	(14)	2,046	3
Loans Acquired
Bank Acquisitions	518	(1,629)	(458)
Loan Purchases	—	6	—
Total Net Charge-offs (Recoveries) from Acquired Loans	518	(1,623)	(458)
Total Net Charge-offs (Recoveries) from Loans Held for Investment	504	423	(455)
Total Net Charge-offs (Recoveries) from BankMobile Loans (2)	(22)	347	—
Total Net Charge-offs (Recoveries)	$482	$770	$(455)

(1) Commercial & industrial loans, including owner occupied commercial real estate.
(2) Includes activity for BankMobile related loans, primarily overdrawn deposit accounts.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SEGMENT REPORTING - UNAUDITED
(Dollars in thousands)

	Three months ended March 31, 2017
	Community Business Banking	BankMobile	Consolidated
Interest income (1)	$78,832	$4,262	$83,094
Interest expense	20,656	20	20,676
Net interest income	58,176	4,242	62,418
Provision for loan losses	3,050	—	3,050
Non-interest income	5,427	17,327	22,754
Non-interest expense	30,147	19,219	49,366
Income before income tax expense	30,406	2,350	32,756
Income tax expense	6,116	893	7,009
Net income	24,290	1,457	25,747
Preferred stock dividends	3,615	—	3,615
Net income available to common shareholders	$20,675	$1,457	$22,132

As of March 31, 2017
Goodwill and other intangibles	$3,636	$13,982	$17,618
Total assets	$9,833,721	$72,915	$9,906,636
Total deposits	$6,627,061	$708,419	$7,335,480
(1) - Amounts reported include funds transfer pricing of $4.3 million, a non-GAAP allocation of interest income, for the three months ended March 31, 2017 credited to BankMobile for the value provided to the Community Business Banking segment for the use of low/no cost deposits. The discontinued operations loss disclosed on the income statement does not consider the funds transfer pricing benefit of the deposits.

BankMobile has been reported as discontinued operations in Customers’ 2017 and 2016 consolidated financial results.

At March 31, 2017, Customers anticipates that cash, securities, or loans (or a combination thereof) with a market value equal to the amount of BankMobile deposits at the time the anticipated sale closes will be included in the net assets transferred pursuant to the terms of the contemplated purchase and sale agreement.

BankMobile segment results were not material to Customers’ consolidated financial results for the three months ended March 31, 2016.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
(Dollars in thousands, except per share data)
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our financial results, which we believe enhance an overall understanding of our performance. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to Non-GAAP measures disclosed within this document.

Pre-tax Pre-provision Return on Average Assets
	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
GAAP Net Income	$25,747	$19,828	$21,207	$19,483	$18,184
Reconciling Items:
Provision for loan losses	3,050	187	88	786	1,980
Income tax expense	7,009	9,320	14,558	12,964	9,051
Pre-Tax Pre-provision Net Income	$35,806	$29,335	$35,853	$33,233	$29,215

Average Total Assets	$9,607,541	$9,339,158	$9,439,573	$9,259,192	$8,364,233

Pre-tax Pre-provision Return on Average Assets	1.51%	1.25%	1.51%	1.44%	1.40%

Pre-tax Pre-provision Return on Average Common Equity
	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
GAAP Net Income Available to Common Shareholders	$22,132	$16,213	$18,655	$17,421	$16,898
Reconciling Items:
Provision for loan losses	3,050	187	88	786	1,980
Income tax expense	7,009	9,320	14,558	12,964	9,051
Pre-tax Pre-provision Net Income Available to Common Shareholders	$32,191	$25,720	$33,301	$31,171	$27,929

Average Total Shareholders' Equity	$867,994	$834,480	$710,403	$655,051	$586,009
Reconciling Item:
Average Preferred Stock	(217,471)	(217,493)	(148,690)	(118,793)	(72,285)
Average Common Equity	$650,523	$616,987	$561,713	$536,258	$513,724

Pre-tax Pre-provision Return on Average Common Equity	20.07%	16.58%	23.59%	23.38%	21.87%

Tangible Common Equity to Average Tangible Assets
	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
GAAP - Total Shareholders' Equity	$879,817	$855,872	$789,811	$680,552	$599,249
Reconciling Items:
Preferred Stock	(217,471)	(217,471)	(217,549)	(135,270)	(79,677)
Goodwill and Other Intangibles	(17,618)	(17,621)	(16,924)	(17,197)	(3,648)
Tangible Common Equity	$644,728	$620,780	$555,338	$528,085	$515,924

Average Total Assets	$9,607,541	$9,339,158	$9,439,573	$9,259,192	$8,364,233
Reconciling Items:
Average Goodwill and Other Intangibles	(17,620)	(16,847)	(17,101)	(6,037)	(3,650)
Average Tangible Assets	$9,589,921	$9,322,311	$9,422,472	$9,253,155	$8,360,583

Tangible Common Equity to Average Tangible Assets	6.72%	6.66%	5.89%	5.71%	6.17%

Tangible Book Value per Common Share
	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
Total Shareholders' Equity	$879,817	$855,872	$789,811	$680,552	$599,249
Reconciling Items:
Preferred Stock	(217,471)	(217,471)	(217,549)	(135,270)	(79,677)
Goodwill and Other Intangibles	(17,618)	(17,621)	(16,924)	(17,197)	(3,648)
Tangible Common Equity	$644,728	$620,780	$555,338	$528,085	$515,924

Common shares outstanding	30,636,327	30,289,917	27,544,217	27,286,833	27,037,005

Tangible Book Value per Common Share	$21.04	$20.49	$20.16	$19.35	$19.08